Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated September 22, 2016, with respect to the consolidated financial statements, of A-Mark Precious Metals, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP
Irvine, CA
May 17, 2017